Exhibit 10.7

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of November 29, 2017, is entered into by and between WillScot Corporation, a Delaware corporation (“Parent”), Williams Scotsman Holdings Corp., a Delaware corporation (“Holdco”), and Williams Scotsman International, Inc., a Delaware corporation (the “Company” and together with Parent and Holdco, collectively, the “Acquirors”), and Algeco Scotsman Global S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg  (“AS”).  Acquirors and AS are each referred to herein as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Holdco, a wholly-owned subsidiary of Parent, is acquiring all of the issued and outstanding capital stock of the Company pursuant to the terms and conditions of that certain Stock Purchase Agreement, dated as of August 21, 2017 (as amended from time to time, the “Purchase Agreement”), by and among the Acquirors and the stockholders of the Company named therein; and

WHEREAS, in order to (i) ensure an orderly transition of the business of the Company and the Acquired Subsidiaries, (ii) effectuate the Carve-Out Transaction and (iii) as a condition to consummating the transactions contemplated by the Purchase Agreement, AS and the Acquirors shall enter into this Agreement, pursuant to which each Party shall provide or cause to be provided (in such capacity, as “Provider”) to the other Party or its Affiliates (in such capacity, as “Recipient”) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings respectively given to such terms in the Purchase Agreement.  If this Agreement contains a definition for a term that is also defined in the Purchase Agreement, then the definition of such term set forth in this Agreement will control, but only for purposes of this Agreement.

2.                                      Provision of Transition Services.

(a)                                 Transition Services.  Subject to the terms and conditions of this Agreement, AS shall provide, or cause to be provided, to the Acquirors, the Company and their subsidiaries and the Acquirors shall provide, or cause to be provided, to AS and its subsidiaries the services listed in Schedule A attached hereto (collectively, and together with any Change Requests (as defined in Section 2(k)), the “Services”).  The Services shall be provided, as needed and requested, on the terms described herein and in Schedule A (the “Services Schedule”), which terms are incorporated herein by reference.  The Services shall be for the sole use and benefit of the relevant Recipient.  For the avoidance of doubt, the Parties agree and acknowledge that none of the Services listed on the Services Schedule are intended, nor shall they be deemed, to include the provision of legal advice to the relevant Recipient by any attorney to the Recipient in connection with any such Service.  Without limiting the generality of the foregoing, it is expressly understood that any Services in the Services Schedule that incorporate references to legal matters are for managerial, consultative and informational purposes only.  All Services provided will be based upon information from the Recipient.  A Provider has no obligation to verify the accuracy or completeness of information from any Recipient and the Provider will be released from its obligation to perform Services to the extent the Recipient fails to provide the Provider with information that is timely, accurate and complete in all material respects and that is reasonably necessary for the provision of such Services.

(b)                                 Efforts.  Provider shall provide the Services for which it is responsible under this Agreement using commercially reasonable efforts and the nature, quality and standard of care that Provider shall provide in delivering a Service shall be substantially the same as the nature, quality and standard of care that such Provider has historically provided to its Affiliates and its other business components with respect to such Service.  The Parties acknowledge that certain Services may be provided by third party service providers pursuant to Section 2(d) and existing relationships with Provider and that Provider’s obligation with respect to such Services, unless otherwise specified, is to use commercially reasonable efforts to cause such third party service provider to perform the Services in accordance with the applicable third party service provider agreement.  Each Party acknowledges that each Provider is not in the business of providing services substantially similar to the Services on a commercial arm’s-length basis to independent third parties and that this Agreement is only required for specific circumstances of the transactions contemplated by the Purchase Agreement and the other Transaction Agreements on a transitional basis only.  The provisions of this Agreement shall be interpreted in that context.  Accordingly, the first two sentences of this Section 2(b) state the maximum standard for Provider’s performance hereunder notwithstanding any other terms, conditions, specifications or requirements set forth in this Agreement.

(c)                                  Duration of Services.  Subject to the terms of this Agreement, with respect to each Service, each Provider shall provide or cause to be provided to each Recipient each Service until the earlier to occur: (i) the expiration of the applicable period of duration set forth on the relevant Services Schedule in respect of each such Service (as to each period applicable to the respective Service, the “Service Period”) or (ii) the date on which such Service is terminated pursuant to Section 8.  Notwithstanding the foregoing, the Parties shall, and shall cause their respective Affiliates and Representatives to, use commercially reasonable efforts to become independent of the other Party with respect to the Services and to be able to provide or procure for itself such Services on a self-sufficient basis as soon as practicable following the Closing Date.  In addition, each Party shall use commercially reasonable efforts to assume the responsibility for such Services as promptly as practicable following the Closing Date.  During the initial period of duration for any Service (and any extension period, if applicable), if the Recipient so requests, the Recipient and Provider shall negotiate in good faith to extend the duration of such Service as well as any changes to the additional terms applicable to such Service and such extension shall not be unreasonably denied.  In the event that the parties reach an agreement with respect to the extension of such Service, the parties shall amend the appropriate Services Schedule in writing to include such modified duration (including any changes to the additional terms applicable to such Service) and such Service shall be provided in accordance with the terms and conditions of this Agreement.

(d)                                 Third Parties.  Recipient shall not resell, subcontract, license, sublicense or otherwise transfer any of the Services to any Person whatsoever or permit use of any of the Services by any Person other than by Recipient or any of its Affiliates in the ordinary course of business.  Notwithstanding the foregoing, each Provider may hire or engage one or more contractors and subcontractors to perform any or all of Provider’s duties under this Agreement; provided that each Provider shall take reasonable measures to ensure each such contractor and subcontractor complies with the terms of this Agreement in relation to the provision of the Services and shall remain responsible for the performance of each such contractor and subcontractor and such contractor’s and subcontractor’s compliance with the terms hereof; provided, further, that in the event that any such contractor or subcontractor has not already been engaged with respect to such Service on or prior to the date hereof, Provider shall obtain the prior written consent of Recipient to hire such contractor or subcontractor, such consent not to be unreasonably withheld.

(e)                                  Consents.  If the use or provision of all or a portion of the Services pursuant to this Agreement requires the approval, consent, permission, waiver or agreement (each a “Consent”) of a third party, Provider shall promptly inform Recipient of the need for such Consent(s); provided, that Provider shall not be required to provide the applicable Services until all applicable required Consents have been obtained.  Provider shall (i) use commercially reasonable efforts to obtain Consents from third parties with whom Provider has existing contracts as necessary to enable Provider to perform the Services or (ii) if any such Consent cannot be obtained as a result of such efforts, upon Recipient’s request Provider shall use commercially reasonable efforts to enter into a new contract or agreement with such third party or an alternate provider in order to provide such Services in a manner as closely as possible to the standards described in this Agreement.  Provider shall pay the costs of any Consents required in connection with this Agreement.

(f)                                   Transition Services Manager.  Each Party shall appoint and designate a representative to act as its primary contact person and initial services manager (each a “Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and have the authority to act on each Provider’s behalf with respect to matters relating to this Agreement; provided, that no such Services Manager has authority to amend this Agreement.   The Services Managers for the Parties shall be as set forth on the applicable Services Schedule.  Each Services Manager, in its capacity as manager of the Provider, will work with such Provider’s Services coordinators named on the Services Schedule and such additional employees and contractors as necessary to periodically address issues and matters raised by the Recipient relating to this Agreement.  Notwithstanding the requirements of Section 11(b), each Party shall promptly inform the other Party’s Services Manager of all communications from such Party pursuant to this Agreement regarding routine matters involving the Services.  Each Party shall advise the other in advance in writing of any change in the Services Manager, setting forth the name of the replacement and certifying that the replacement is authorized to act for such Party in all matters relating to this Agreement as provided in this Section 2(f).

(g)                                  Compliance with Laws and Regulations.  Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement and for any use it may make of the Services to assist it in complying with such Laws.  No Party will take any action in violation of any such applicable Law that would reasonably be expected to result in material liability being imposed on the other Party.  The provision of Services pursuant to this Agreement is subject to the internal policies of the Provider restricting access to nonpublic information, including but not limited to policies intended to assure compliance with applicable Laws concerning privacy and data protection.

(h)                                 Mutual Responsibilities; Cooperation.  During the applicable Service Period, the Parties shall cooperate with each other in good faith in all matters relating to the provision and receipt of Services and shall use commercially reasonable efforts to take such other actions as may be reasonably requested from time to time as are necessary to accomplish the intended purpose of this Agreement and to resolve in a commercially reasonable manner any problems that may occur in relation thereto.  Such cooperation shall include executing, at the expense of the requesting Party, any documents reasonably requested, exchanging information relevant to the provision of Services hereunder, and requiring their respective personnel to obey the security regulations and other policies, procedures, and practices of the other Party while on such other Party’s premises.  A Party shall be excused from performing its obligations hereunder to the extent that its performance is prevented or hindered by the other Party’s failure to provide reasonable cooperation, assistance or information or the other Party’s delay, nonperformance or other acts or omissions.  Without limiting the foregoing, a Party shall provide the other Party with prompt written notice of such prevention or hindrance to its performance and allow the other Party an opportunity to promptly cure such prevention or hindrance.

(i)                                     Personnel; Non-Solicitation.  With respect to the Services, each Provider shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees (the “Provider Personnel”) who will perform such Services in accordance with the terms of this Agreement and shall provide the Recipient with access to such Provider Personnel as may be reasonably necessary to furnish the Services to the Recipient as contemplated by this Agreement.  Provider shall be solely responsible for paying such Provider Personnel’s compensation, including related Excluded Taxes (as defined below) and providing to such Provider Personnel any benefits.  For the avoidance of doubt, the Provider Personnel shall remain employees of the relevant Provider and shall not be deemed employees of the Recipient for any purpose.  None of the Acquirors shall, without the prior written consent of AS,  directly or indirectly solicit for employment, offer to hire, or hire from AS or any of its Affiliates any employee actively engaged in providing the Services pursuant to this Agreement from the date of this Agreement until one (1) year following the end of such employee’s provision of Services hereunder.

(j)                                    Provider Changes.  Provider may make changes from time to time in its standards and procedures for performing the Services, provided that any such change (i) is in connection with changes to its internal organization in the ordinary course of business; and (ii) to the extent necessary and required to comply with permits, licenses, Laws or requirements of Governmental Authorities; provided that no such modifications shall diminish or adversely affect any of the Services in any material respect. Provider shall provide prior written notice to Recipient within a commercially reasonable amount of time of any such changes that will have a material effect on the Services and will require Recipient to modify its operations to accommodate the change.

(k)                                 Recipient Change Requests.  During the term of this Agreement, Recipient may request in writing: (i) a change to any Service, (ii) an additional service that Recipient reasonably needs in order to achieve the transitions contemplated hereby and such additional service was not included in the Service Schedule or otherwise addressed in the other Transaction Agreements (other than because the Parties agreed that such service shall not be provided), and/or (iii) to extend the term of any Service (each a “Change Request”), which Change Request must include a description of the proposed change, additional service and/or extension being requested and the associated business specifications, including without limitation the estimated time and price of implementing the Change Request and any potential impact of the Change Request on the Services being provided by Provider and any fees related thereto.  The Parties shall negotiate in good faith and use commercially reasonable efforts to accommodate the Change Request on commercially reasonable terms substantially similar to those applicable to the other Services included in the Services Schedule.  If the Parties agree in writing to a Change Request, this Agreement will be deemed amended to include the terms and conditions of such agreed-upon Change Request and the Parties shall amend the appropriate Services Schedule to include such Change Request (including any incremental fees and termination date with respect thereto).  If the Parties do not agree upon a Change Request or a written variation thereof within ten (10) Business Days after the date such Change Request is delivered to Provider, then the Change Request will expire, and no Party will have any obligation to implement the changes contemplated by such Change Request unless and until the Parties agree separately in writing.

(l)                                     Software and Hardware.  For the avoidance of doubt, except as contemplated by the Purchase Agreement, neither Party, nor any of their respective Affiliates shall have any obligation to assign, transfer or license, or consent to be assigned, transferred or licensed, any software or hardware to the other Party or any of its Affiliates other than as expressly set forth herein.

3.                                      Security; Access and Use.

(a)                                 Except as otherwise set forth in the Services Schedule, each Party shall be responsible for all health, safety and security at its facilities and for its systems, which security shall be comparable to security provided to its own businesses and functions; provided, however, that neither Party makes any representation or warranty that such security will ensure compliance with any Law or reach any desired or intended result.  Each Party has the right to monitor and reasonably audit, in accordance with the terms and conditions of this Agreement, the other Party’s compliance with such systems and security procedures.  At all times when a Party is accessing the facilities, systems, equipment, computers, software, network or files owned or controlled by the other Party pursuant to this Agreement, such Party shall, and shall cause its Affiliates and Representatives to, use commercially reasonable efforts to comply with the policies and procedures of the other Party concerning health, safety and security, to the extent such policies and procedures are communicated to such Party in advance.

(b)                                 During the term of this Agreement, except as determined in good faith by AS as necessary to ensure compliance with any applicable Laws and subject to any applicable privileges and contractual confidentiality provisions, AS shall, and shall cause its Affiliates to, allow the Acquirors and their Representatives reasonable access to the AS facilities (that are part of the Carve-Out Transaction or not owned by the Acquirors following the Closing) as reasonably necessary for the Acquirors to continue to operate the business of the Acquired Companies in substantially the same manner in which the business of the Acquired Companies operated prior to Closing and to fulfill their obligations under this Agreement; provided, that such access shall not unreasonably interfere with the business or operations of AS and such access shall be through secured controlled processes as determined by AS in accordance with the safety, security and other facility policies of AS.

(c)                                  During the term of this Agreement, except as determined in good faith by the Acquirors as necessary to ensure compliance with any applicable Laws and subject to any applicable privileges and contractual confidentiality provisions, the Acquirors shall, and shall cause their Affiliates to, allow AS and its Representatives reasonable access to the facilities of the Acquired Companies as reasonably necessary for AS to continue to operate the business of the entities included in the Carve-Out Transaction and other businesses not included in the Stock Sale in substantially the same manner in which such businesses operated prior to Closing and to fulfill its obligations under this Agreement; provided, that such access shall not unreasonably interfere with the business or operations of the Acquirors and such access shall be through secured controlled processes as determined by the Acquirors and in accordance with Acquirors’ safety, security and other facility policies.

(d)                                 Notwithstanding the foregoing, in the event any Provider is unable to access a Recipient’s facilities and such access is reasonably necessary for the Provider to provide the Services as contemplated by this Agreement as a result of applicable Laws, privilege (including attorney-client) or contractual confidentiality obligations, such Provider shall be relieved of such Provider’s obligation to provide the relevant Services during the period in which such access is not available and, in such event, the Recipient shall have no obligation to pay Service Fees for any Services that were not received as a result of such suspension.

4.                                      Fees.

(a)                                 Except as otherwise provided in this Agreement or Services Schedule, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) as provided for in the relevant Services Schedule (each fee constituting a “Service Fee” and, collectively, the “Service Fees”).

(b)                                 During the term of this Agreement, the amount of a Service Fee for any Services (or category of Services, as applicable) shall not increase, except to the extent that there is a documented increase after the date hereof in the costs actually incurred by the Provider in providing such Services, including as a result of: (i) an increase in the amount of or an extension of the term of such Services being provided to the Recipient (as compared to the amount of and term of the Services set forth on the relevant Services Schedule); (ii) an increase in the rates or charges underlying a Service Fee or an incurrence of fees, costs or expenses imposed by any third party provider that is providing goods or services used by the Provider in providing the Services (as compared to the rates or charges underlying the applicable Service Fee), including any license or other costs associated with extending the term of any Service; (iii) an increase in the ordinary course of business, consistent with past practice, in the payroll or benefits for any personnel used by the Provider in providing the Services; or (iv) any increase in costs relating to any agreed changes in the quality or nature of the Services provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment).  Notwithstanding anything to the contrary, during the initial term of a Service, the Provider will not change a Service Fee as a result of a change in the Provider’s allocation methodology or because of acquisitions or dispositions of other entities or businesses that result in changes in the aggregate size of the businesses that are allocated a portion of the Provider’s costs.

(c)                                  The Provider shall deliver invoices to the Recipient in arrears on a monthly basis, beginning the first full calendar month after the Closing Date and, thereafter, within fifteen (15) days following the end of each calendar month setting out the amount due for the Services and any other amounts due to a Provider under this Agreement.  The Provider shall provide the Recipient with data and documentation supporting the calculation of a particular Service Fee as Recipient may reasonably request for purposes of verifying the accuracy of such calculation.  The respective Service Fees invoiced for each month by the Parties shall be netted and the difference (the “Net Service Fee”) shall be paid by the Party that was invoiced for the greater Service Fee. The applicable Party shall pay, or cause to be paid to the other Party, the Net Service Fee by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated by the Provider in such invoice no later than thirty (30) days following receipt of such invoice (each a “Payment Date”); provided that to the extent consistent with past practice with respect to Services rendered outside of the United States, payments may be made by a Recipient in local currency.

(d)                                 Notwithstanding the above, if the Recipient in good faith disputes any amount invoiced by the Provider, Recipient shall, no later than five (5) days prior to the Payment Date, notify the Provider in writing of the dispute, identifying the Service(s) to which the dispute relates and including reasonable detail about the basis of disagreement, which notice shall be sent to the Provider’s Services Manager in accordance with the notice provisions set forth herein.  Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 4(c).  The Parties shall negotiate in good faith to resolve any such dispute.  Until such dispute is ultimately resolved, (i) the Recipient shall not be obligated to pay the portion of the invoiced amount that is the subject of a valid dispute and (ii) the Provider shall be obligated to continue to provide any Services to which the dispute relates unless it otherwise has an independent right to discontinue the provision of such Service pursuant to this Agreement.

(e)                                  Subject to Section 4(d), if a Party fails to pay any amount due on the Payment Date, the other Party reserves the right to charge interest on any amount due from the other Party at one and one-half percent (1.5%) per month (but not exceeding the maximum rate permitted by Law), accruing from the relevant Payment Date through the date of actual payment.

(f)                                   Federal, state, local and foreign net income Taxes imposed under applicable Law on the overall net income of Provider and/or its Affiliates, and employer payroll Taxes imposed on payments by Provider or its Affiliates of compensation to their employees such as social security, Medicare and unemployment Taxes (collectively, “Excluded Taxes”), shall be borne by Provider and its Affiliates.  All Taxes other than Excluded Taxes (including but not limited to sales, use, business license, transaction, excise, customs, duties, value added, or other similar Taxes) imposed on or with respect to the rendering of Services, or on the charges therefor, shall be paid by Recipient promptly upon receipt of an invoice for such Taxes submitted by Provider.  Notwithstanding anything herein to the contrary, under no circumstances will Provider or its Affiliates be required to render Services in a jurisdiction that would subject Provider or its Affiliates to Tax to which it is not otherwise subject.

5.                                      Certain Disbursements/Receipts

(a)                                 The Parties hereto contemplate that, from time to time after the Closing Date, one Party, as a convenience to the other Party in connection with the Services, may make certain payments that are properly the responsibility of the other Party, including any Taxes relating thereto (any such payment made, a “Disbursement”).  Similarly, the Parties contemplate that, from time to time after the Closing Date, one Party may receive from third parties certain payments to which the other Party is entitled (any such payment received, including without limitation accounts receivable collected as part of the Services and any receivables that are part of the Carve-Out Transaction, a “Receipt”).  The Party making the Disbursement shall be entitled to collect from the other Party an amount equal to the amount of any such Disbursement, plus any out-of-pocket costs incurred by the Paying Party related to the processing and payment of such Disbursement (including, without limitation, any bank charges), all of which shall be invoiced by the paying Party and paid within thirty (30) days of receipt of the relevant invoice by the responsible Party in accordance with the provisions of this Section 5.  A paying Party shall provide such supporting documentation regarding Disbursements for which it is seeking reimbursement as the responsible Party may reasonably request.   The Party receiving payments owed to the other Party shall remit Receipts monthly in arrears to the other Party.   The Party receiving any Receipt shall pay to the other Party an amount equal to the aggregate amount of Receipts for such prior month minus any out-of-pocket costs incurred by the receiving Party related to the processing and payment of such Receipts (including without limitation any bank charges), all of which shall be paid in accordance with this Section 5.  All amounts payable under this Section 5 shall be invoiced and paid in the currency in which the applicable paying Party or receiving party paid or received such Disbursement, Receipt, or out-of-pocket cost, as the case may be, and shall be paid by wire transfer of immediately available funds.

(b)                                 Notwithstanding anything to the contrary set forth above, if, with respect to any particular transaction, it is impossible or impracticable under the circumstances to comply with the procedures set forth in Section 5(a), the Parties will cooperate to find a mutually agreeable alternative that will achieve substantially similar economic results from the point of view of the paying Party or the other Party, as the case may be, for the period of time starting on the date such payment was due and ending on the date such payment is made such that the paying Party will not incur any material interest expense or the other Party will not be deprived of any material interest income; provided, however, that if a receiving Party cannot comply with the procedures set forth in this Section 5(b) because it does not become aware of a Receipt on behalf of the other Party in time (e.g., because of the commingling of funds in an account), such receiving Party shall remit such Receipt without interest thereon to the other Party within a week of becoming aware of such Receipt.

6.                                      Indemnification; Limitation of Liability.

(a)                                 Indemnification of Provider by Recipient.  Subject to the limitations set forth in Section 6(d), each Recipient shall indemnify and hold harmless each Provider and their respective

Affiliates and Representatives (each a “Provider Indemnified Party”) from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (each a “Loss” and collectively, “Losses”) suffered or incurred by such Provider Indemnified Party to the extent caused by, resulting from or in connection with the gross negligence or willful misconduct of any Recipient, and shall reimburse each Provider Indemnified Party for all reasonable out-of-pocket expenses related thereto.

(b)                                 Indemnification of Recipient by Provider.  Subject to the limitations set forth in Section 6(d), each Provider shall indemnify and hold harmless each Recipient and their respective Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any Loss suffered or incurred by such Recipient Indemnified Party to the extent caused by, resulting from or in connection with the gross negligence or willful misconduct of any Provider, and shall reimburse each Recipient Indemnified Party for all reasonable out-of-pocket expenses related thereto.

(c)                                  Indemnification Procedures.

(i)                                     Each Party that may be entitled to indemnification under this Section 6 (the “Indemnified Party”), shall as promptly as practicable notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that Indemnified Party has determined has given or would reasonably be expected to give rise to a right to indemnification under this Agreement, including a pending or threatened claim or demand being asserted by a third party against the Indemnified Party (such claim being a “Third Party Claim”), describing in reasonable detail, to the extent practicable, the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided, however, that the failure to give such notification shall not release the Indemnifying Party from any of its obligations hereunder except to the extent the Indemnified Party is actually or materially prejudiced by such failure.

(ii)                                  Upon receipt of a notice of a Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim and, in such event, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.  The Party that shall control the defense of any such Third Party Claim shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (ii) the Indemnifying Party shall not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business; (iii) the Indemnifying Party shall obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim; and (iv) the settlement or judgment shall not impose equitable remedies or any obligation on the Indemnified Party or any of its Affiliates other than the payment of money damages the payment of which shall be made pursuant to clause (i) above.

(iii)                               In the event any Indemnifying Party receives a notice of a claim for indemnity pursuant to this Section 6 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Section 6.  If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Section 6 and the Indemnifying Party shall pay, subject to the limitations set forth herein, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or portion of the claim) is estimated, on such later date when the amount of the claim (or portion thereof) is finally determined.

(d)                                 Limitation on Liability.

(i)                                     Notwithstanding any other provision contained in this Agreement, no Provider or Recipient shall be liable under any circumstances for any exemplary, special, indirect, punitive, incidental or consequential losses, damages or expenses or any damages calculated by reference to a multiplier of revenue, profits, EBITDA or similar methodology whatsoever, including loss of profits, business opportunities, revenues or business interruption, however caused and based on any theory of liability (including negligence); provided that the limitation in this clause (i) shall not apply to any such losses, damages or expenses that are determined in a final non-appealable judgment of a court of competent jurisdiction to be payable to a third party by a Provider or Recipient.

(ii)                                  Each Party’s aggregate cumulative liability and indemnification obligations arising from or relating to this Agreement shall not exceed, in the aggregate, the aggregate amount of Service Fees paid to such Party under this Agreement.

(iii)                               Each Indemnified Party (defined below) shall take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(iv)                              The limitations of liability in this Section 6(d) apply regardless of whether a Party knows, has been advised of, or should have known of, the possibility of those Losses.

(e)                                  Exclusion of Other Remedies. The indemnification expressly provided in this Section 6 shall be the sole and exclusive monetary remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any Losses of any kind whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise arising under this Agreement, or in respect of the Services or actions taken by the Parties in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, nothing in this Section 6(e) shall restrict or prohibit any Party from bringing any action for fraud or intentional misrepresentation or from seeking specific performance of any obligation hereunder.

7.                                      Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, AND EACH RECIPIENT SHALL ASSUME ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND THE PROVIDER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, STATUTORY OR OTHERWISE, UNDER THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.   FOR THE AVOIDANCE OF DOUBT, THIS SECTION 7 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY SET FORTH IN ANY OTHER TRANSACTION AGREEMENT.

8.                                      Term; Termination.  This Agreement and the performance of the Services hereunder shall commence immediately upon the Closing Date and shall continue in full force and effect until the earlier to occur: (i) the last date on which a Provider is obligated to provide any Service to a Recipient in accordance with the terms hereof (including any extension of the term of any Service); and (ii) the mutual written agreement of the Parties hereto to terminate this Agreement in its entirety.

(a)                                 Except as otherwise set forth in the Services Schedule and without prejudice to a Recipient’s rights and remedies with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any Service in any applicable location prior to the end of the applicable Service Period upon providing at least thirty (30) days’ prior written notice to the Provider (unless a longer notice period is specified in the applicable Services Schedule with respect to such Service, in which case such longer notice period shall apply).  From and after the early termination of any Service pursuant to this Section 8(a) or the expiration of the applicable Service Period, (i) Recipient shall no longer be obligated to pay for such Service (except with respect to any Service Fees incurred up to such date); (ii) Provider shall no longer be obligated to provide such Service hereunder; and (iii) Provider shall not be required to resume the provision of such Service upon any request by Recipient or any of its Affiliates.

(b)                                 Recipient may from time to time request a reduction in part of the scope or amount of any Service upon providing at least thirty (30) days’ prior written notice to Provider (unless a longer notice period is specified in the applicable Services Schedule with respect to such Service, in which case such longer notice period shall apply).  If requested to do so by Recipient, Provider agrees to discuss in good faith appropriate reductions to the relevant Service Fees in light of all relevant factors, including the costs and benefits to Provider of any such reductions.  If the Parties fail to agree on any such reductions, such Services and the Services Schedule shall not be changed.  If the Parties agree on any such reductions, the Services Schedule shall be updated to reflect any reduced Service.  In the event that the effective date of the reduction of any Service is a day other than at the end of a month, the Service Fee associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

(c)                                  This Agreement may be terminated, in whole, or with respect to any Service or group of Services, by mutual written consent of the Parties.  If the Parties agree on any such termination of some, but not all, Services, the Services Schedule shall be updated to reflect any terminated Service.  In the event that the effective date of the termination of any Service is a day other than at the end of a month, the Service Fee associated with such Service for the month in which such Service is terminated shall be pro-rated appropriately.

(d)                                 This Agreement may be terminated in whole, but not in part, by a Provider in the event that Recipient (1) defaults in the payment when due of any Service Fees and such default continues unremedied for a period of ninety (90) days after Recipient’s receipt of written notice of such default or (2) defaults in the timely payment of two or more consecutive payments of Service Fees payable pursuant to this Agreement; provided, however, that in no event shall Provider be entitled to terminate this Agreement if such lack of payment is due to a good faith dispute, the details of which Recipient has indicated to Provider in writing, and if Recipient has paid all invoiced amounts that are not the subject of a good faith dispute.

(e)                                  Without prejudice to a Recipient’s rights and remedies with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any Service in any applicable location, in whole, but not in part, in the event that Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist for a period of thirty (30) days after receipt by the Provider of written notice of such failure submitted by the Services Manager to the defaults in the payment when due of any Service Fees and such default continues unremedied for a period of thirty (30) days after Recipient’s receipt of written notice of such default; provided, however, that if the failure to so perform is the subject of a pending good faith dispute, the Recipient’s right to terminate this Agreement with respect to such Service shall be suspended until the resolution of such dispute.

(f)                                   Each Party shall have the right, without prejudice to its other rights or remedies, to terminate this Agreement immediately by written notice to the other if the other Party is unable to pay its debts or becomes insolvent or an order is made or a resolution passed for the administration, winding-up or dissolution of the other Party or an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or any substantial part of the assets of the other Party or the other Party enters into or proposes any arrangement or settlement with its creditors generally or anything analogous to the foregoing occurs in any applicable jurisdiction.

(f)                                   Upon termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Fee for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to the Recipient), and, upon request of the Recipient, the Provider shall provide the Recipient with documentation or information regarding the calculation of the amount of the reduction.

9.                                      Force Majeure.

(a)                                 The obligations of Provider shall be suspended with respect to each Service Period to the extent that such Provider is prevented or hindered from complying herewith by any of the following causes: (i) acts of God, (ii) weather, fire or explosion, (iii) war, invasion, terrorism, riot or other civil unrest, (iv) governmental laws, orders or restrictions, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any regulatory authority, (vii) national or regional emergency, (viii) strikes or labor stoppages or other industrial disturbances, (ix) shortage of adequate power or transportation facilities or (x) any other event which is beyond the reasonable control of Provider.  In such event, Provider shall give written notice of suspension as soon as reasonably practicable to Recipient stating the date and extent of such suspension and the cause thereof, and Provider shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.  The Parties agree that the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to Affiliates and its other business components with respect to such Service.

(b)                                 During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to any Service(s) suspended thereby and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Fees for such Services(s) throughout the duration of such Force Majeure) it being understood that Recipient shall not be required to provide any advanced notice of such termination to Provider.

10.                               Confidentiality.

(a)                                 Provider’s or any of its Affiliates’ materials, data and information (including customer information) that may be provided to or accessed by Recipient or generated in connection with the Services concerning Provider’s business, operations or results of operations, and Recipient’s or any of its Affiliates’ materials, data and information (including customer information) that may be provided to Provider or generated in connection with the Services concerning Recipient’s or any of its Affiliates’

business, operations and results of operations, are proprietary trade secrets and confidential information (“Confidential Information”) of Provider and Recipient, respectively, and their respective Affiliates, and neither Provider nor Recipient shall possess any interest, title, lien or right in any Confidential Information of the other Party.  Each Party will take measures to maintain the confidentiality of the Confidential Information equivalent to those measures such Party uses to maintain the confidentiality of its own confidential information of like importance, but in no event less than reasonable measures.  Each Party will give the other Party prompt written notice of any unauthorized use or disclosure of the Confidential Information that comes to the attention of such Party and agrees to reasonably assist the other Party in remedying such unauthorized use or disclosure.  Each of Provider and Recipient agrees not to (i) disclose the Confidential Information of the other Party or the scope or nature of the Services or other terms of this Agreement (collectively, the “Agreement Terms”) to any third party or (ii) use the Confidential Information of the other Party except as necessary to perform its obligations under this Agreement, in either case without the express prior written consent of the other Party, and each of Provider and Recipient shall be responsible for any breaches of this Section 10 by its Affiliates and Representatives.

(b)                                 The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the Party receiving the Confidential Information (“Receiving Party”) or its Representatives, (ii) is or becomes rightfully available to the Receiving Party on a non-confidential basis from a source (other than the Party providing, directly or indirectly, its Confidential Information (“Providing Party”) or its Representatives) which, to the Receiving Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Providing Party or its Representatives or (iii) is independently developed by the Receiving Party or its Affiliates without reference to, access to, or use of the Confidential Information of the Providing Party.

(c)                                  Upon the request of the Disclosing Party following the termination or expiration of this Agreement, the applicable Receiving Party shall promptly return all or any requested portion of such Confidential Information and shall destroy all copies of such Confidential Information in its possession or control; provided that such Receiving Party shall be entitled to retain a copy of any such materials it is required to keep for compliance purposes under a document retention policy or as otherwise required by Law or if such copy has been created electronically pursuant to automatic or ordinary course archiving, backup, security or disaster recovery systems or procedures, in any such case, subject to such Receiving Party’s ongoing compliance with the non-disclosure and use restriction obligations of this Agreement.

(d)                                 Notwithstanding any other provision of this Section 10, the Receiving Party may disclose any Confidential Information of the Providing Party and the Agreement Terms to the minimum extent required by applicable Law or legal process; provided that any Receiving Party that is requested pursuant to, or required by, applicable Law, the rules of a nationally-recognized securities exchange, or legal process to disclose any Confidential Information or Agreement Terms, shall provide, so far as practicable and subject to compliance with such Law, rules, or legal process, the Providing Party with prompt prior written notice of such request or requirement, and shall reasonably cooperate with the Providing Party to seek an appropriate protective order or other remedy or to take steps to resist or narrow the scope of such disclosure.

(e)                                  When accessing the information technology systems or networks of a Party (“System Owner”) pursuant to this Agreement, each Party (“System User”) shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause its respective employees and any subcontractors to): (a) not attempt to obtain access to, use or interfere with any information technology systems or networks of the System Owner, or any data owned, used or processed by the

System Owner Party, except to the extent expressly authorized under this Agreement and required to provide or receive Services under this Agreement; (b) maintain reasonable security measures to protect the information technology systems and networks of the System Owner to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to permit access or use of information technology systems or networks by a third party other than as expressly authorized by the System Owner; (c) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems or networks of the System Owner; and comply with the reasonable security policies and procedures of the System Owner that are provided to the System User (as may be updated from time to time in the ordinary course of business).

(f)                                   Each Party agrees to cause its Subsidiaries, Affiliates, and Representatives who receive Confidential Information of the other Party to comply with the provisions of this Section 10 as if it were a Party to this Agreement and to use the same degree of care to prevent the unauthorized disclosure of Confidential Information as the Party uses to protect its own confidential information of a like nature.

11.                               Miscellaneous.

(a)                                 Agreement to Cooperate.  In the event of any dispute with respect to Service Fees or the compliance of Services, the Parties agree to cooperate in good faith and in a reasonable manner to facilitate the resolution of the dispute.

(b)                                 Notices.  Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under this Section 11) to any Party shall be sufficiently given when delivered in person, or when sent by certified or registered mail, postage prepaid, or one (1) business day after dispatch of such notice with an overnight delivery service, or when transmitted by facsimile or other form of electronic communication if an answer back is received by the sender, in each case addressed as follows:

In the case of the Acquirors:

Williams Scotsman Holdings Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

Facsimile: (310) 552-4508

E-mail: elibaker@geacq.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel L. Rubinstein

Facsimile: (212) 294-4700

E-mail: jrubinstein@winston.com

In the case of AS:

Algeco Scotsman Global S.à r.l.

901 S. Bond Street, #600

Baltimore, MD 21231

Attention: Azuwuike H. Ndukwu, General Counsel

Facsimile: (410)-931-6124

E-mail: az.ndukwu@willscot.com

With a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: William Schwitter

Facsimile: (212) 610-6399

or such substituted address or attention as any Party shall have given notice to the other in writing in the manner set forth in this Section 11(b).

(c)                                  No Agency; Independent Contractor.  Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party, Provider or Recipient becoming an agent of another unaffiliated party in the conduct of such other party’s business.  Each Provider shall act as an independent contractor and not as an employee, agent, partner, franchisee or joint venturer of any Recipient in performing the Services, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.  No employee of either Party performing Services shall be considered an employee of the other Party or any of its Affiliates until such time, if ever, as they accept such other Party’s offer of employment.

(d)                                 Survival of Certain Obligations.  The following obligations shall survive the termination of this Agreement: (a) the obligations of each Party under Sections 5, 6, 10, and 11 and (b) each Party’s right to receive the compensation specified in Section 4 for the Services provided by it in accordance with the terms of this Agreement prior to the effective termination date.

(e)                                  Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective successors and assigns in accordance with the terms hereof.  No Party may assign their interest under this Agreement without the prior written consent of the other Party.  Any purported assignment or delegation in violation of this Section 11(e) shall be null and void.  For the avoidance of doubt, a change of control of either Party shall not be deemed an assignment.

(f)                                   No Third Party Beneficiaries.  Except as provided in Section 5 with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Company, or any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specific period, under or by any reason of this Agreement, and no Person shall assert any rights as third-party beneficiary hereunder.

(g)                                  Entire Agreement.  This Agreement (including the Services Schedule attached hereto) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior negotiations, agreements and undertakings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

(g)                                  Amendment.  This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by each of the Parties hereto and making specific reference to this Agreement.

(h)                                 Waiver.  The Parties may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (c) waive or modify performance of any of the obligations of any of the Parties; provided that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified.

(i)                                     Severability.  In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable Law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the Parties in connection with the other provisions of this Agreement.

(j)                                    Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic means), each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of an originally executed counterpart to this Agreement.

(k)                                 Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

(l)                                     Governing Law.  This Agreement shall be governed, construed, and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of law principles thereof.

(m)                             Dispute Resolution; Jurisdiction.  Any and all actions brought in court shall be filed in the state or federal district court located in Delaware and the Parties specifically consent and submit to the jurisdiction and venue of each such state or federal court.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action with respect to any matters to which it has submitted to jurisdiction in this Section 11(n).  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby or thereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

(n)                                 Waiver of Jury Trial.  EACH PARTY HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIECTLY ARISING OUT

OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.  EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(o)                                 Headings and Schedules.  The headings in the sections and subsections of this Agreement and in the Services Schedule are inserted for convenience only and in no way alter, amend, modify, limit or restrict the meaning or interpretation of contractual obligations of the Parties under this Agreement.  The Services Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(p)                                 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(q)                                 No Presumption Against Drafting Party.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting the agreement or document.

(r)                                    Interpretation.  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Terms defined in the singular shall have correlative meanings when used in the plural, and vice versa.  The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WILLSCOT CORPORATION

By:	/s/ Jeff Sagansky
Name:	Jeff Sagansky
Title:	President and Chief Executive Officer

WILLIAMS SCOTSMAN HOLDINGS CORP.

By:	/s/ Jeff Sagansky
Name:	Jeff Sagansky
Title:	President

WILLIAMS SCOTSMAN INTERNATIONAL, INC.

By:	/s/ Bradley L. Soultz
Name:	Bradley L. Soultz
Title:	President

ALGECO SCOTSMAN GLOBAL S.À R.L.

By:	/s/ Azuwuike Ndukwu
Name:	Azuwuike Ndukwu
Title:	Manager Class A

[Signature Page to Transition Services Agreement]

SCHEDULE A

SERVICES SCHEDULE

Acquiror Services Manager	AS Services Manager
Tim Boswell	Steve Bishop

Service	Acquiror Service Coordinator	AS Service Coordinator	Period	Professional Fee	Service Fee
Office Space	Tim Boswell	Steve Bishop	Until 4/1/2019	See FN1

Pro rata pass-through of rent to be based on the total direct cost of the space allocated based on square footage used by WS and AS. Cost to be billed in advance based on a good faith estimate and then trued up on a quarterly basis.

IT	Sean Swift	Steve Bishop	Up to 12 months	See FN1

Pro-rata pass-through of shared services plus an amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title.  For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Note: Hardware and software necessary for the operation of WS that is owned by AS will be transferred to WS at book value prior to closing. It is anticipated that AS will continue to use the following applications during the transition period: JDE, Hyperion, BEA, Cognos and OneSource.

HR	John Kowalczyk	Lisa Potis	Up to 6 months	See FN1

Pro-rata pass-through of shared services plus an amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title.  For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Accounting	Tim Boswell	Michael Altshuler	Up to 12 months	See FN1

Pro-rata pass-through of shared services plus an amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title.  For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Insurance	Ross Perkinson	Steve Bishop	Up to 12 months	See FN1

Pro-rata pass-through of shared services plus an amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title.  For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Legal	Samantha	Azuwuike	Up to 12	See FN1	Pro-rata pass-through of shared services plus an amount to be calculated based on

	Bishop	Ndukwu	months

direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title.  For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Tax	Robert Kemmery	Scott Paton	Up to 3 years	See FN1

Amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title.  For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Treasury	Tim Boswell	Chad Kornke	Up to 6 months	See FN1

Amount to be calculated based on direct labor cost plus estimated cost of benefits plus a 5% mark-up to account for other overhead. Rate shall be calculated by title.  For example, SVP: $200.00/hour; Director/VP: $130.00/hour; Other: $45.00/hour.

Other	Tim Boswell	Steve Bishop	Up to 1 year	See FN1	Amount to be determined by whomever provides the services using either actual costs incurred or a best efforts estimate of these costs.

FN1 - Shall include reasonable documented out-of-pocket professional fees, including for third party legal, financial, accounting and/or tax advisors.